Exhibit 10.148

CONFIDENTIAL

Separation and Release Agreement

Dated this 19th day of December, 2007

Between:	Yaron Tchwella (Israel ID Number 56470685)
3 SNIR ST (address)
HOD HASHARON ISRAEL
(the “Employee”)

and between:	Comverse, Inc.
29 Habarzel Street
Ramat Hachayal, Tel-Aviv, Israel 69710
(the “Company”)

Whereas, the Employee is employed by the Company pursuant to an Employment Agreement dated May 31, 2007 (the “Employment Agreement”);

Whereas, the Company has unilaterally notified Employee of the termination of his employment with the Company, without cause, and the parties have reached an agreement to terminate such employment in accordance with the terms and conditions set forth in this Agreement; and

Whereas, the parties agree that this Agreement shall constitute a final termination and settlement between the parties with respect to Employee’s employment with the Company.

Now, therefore, the parties hereto hereby agree as follows;

1.	The Company terminated Employee’s services as President.

2.	The Company hereby provides notice of the termination of the Employee’s employment with the Company, effective on January 31,2008 (the “Termination Date”).

3.	The period commencing on the date hereof and ending on the Termination Date shall be deemed to be the prior notice period given by the Company (the “Notice Period”). During the Notice Period, the Employee shall remain an employee of the Company, and the Company shall pay the Employee his full regular salary and all fringe benefits and social benefits pursuant to the Employment Agreement. The Employee will continue to serve as an advisor to the Chief Executive Officer of the Company during the Notice Period.

4.	On or prior to the Termination Date, the Employee will return and deliver all Company property, materials (including without limitation all access badges, computers, security tokens), files and other documentation in any form, including, without limitation, all Confidential Information (as defined in the Employment Agreement), without retaining any copies of such files and documentation, to the Chief Executive Officer of the Company or a person designated by the President.

5.	The Company shall pay the Employee the following;

(a)

Pursuant to Section II(a) of the Employment Agreement, an amount equal to the difference between (i) the sum of (A) $400,000, the Employee’s Base Salary, (B) $400,000, the Employee’s On-Target Bonus and (C) $400,000, the Employee’s pro rata On-Target Bonus for fiscal year 2007 less (ii) the amounts paid to, or for the benefit of, the Employee pursuant to Israeli Severance Pay Law or voluntarily paid by the Company in accordance with the formula put forth thereunder (i.e., one month of base salary for each year of service to the Company in Israel), including, without limitation, the amounts received by the Employee pursuant to section 8.1 below;

(b)	Pursuant to Section 9(iii) of the Employment Agreement, an amount equal to $30,000 to cover the Employee’s tax planning expenses for fiscal year 2007 and fiscal year 2008;

(c)	In respect of the 2003 Options (as defined in the Employment Agreement), an amount an amount equal to $300,000;

(d)	In respect of the Employee’s option to acquire 2,250 shares of Common Stock (as defined in the Employment Agreement) granted on January 27, 1998 (the “Expiring Options”), an amount equal to the product of (i) 2,250 and (ii) the excess of (A) the average closing price of the Common Stock for the five-day period ending on January 25, 2008 over (B) $10.4167; provided, that, if clause (ii) results in a negative number, there shall be no payment under this section 5(d);

(e)	In respect of other special benefits available to senior managers of the Company, an amount equal to $40,000; and

(f)	Any bonus earned and payable to the Employee in respect of fiscal year 2007 in excess of $400,000, determined in accordance with the relevant bonus plan; provided, that any such bonus shall be paid in accordance with such plan and at the time that such amounts are to be paid thereunder, but, in any event, by no later than May 1, 2008.

The severance pay benefits payable to the Executive under clauses (a), (b), (c), (d) and (e) of this section shall be paid to the Employee in a single lump sum less applicable withholdings within the later of (i) seven (7) business days after the Employee’s Termination Date or (ii) the expiration of the revocation period, if applicable, of the release referenced in section 9 below.

6.	For a period of twelve (12) months following the Termination Date, the Employee, his spouse and dependents shall receive the following benefits: (a) medical and dental insurance coverages at the current benefit level and at the same cost to the Employee as is generally provided to active employees of the Company (provided, however, that if the Employee becomes employed by a new employer, continuing medical and dental coverage from the Company will become secondary to any coverage afforded by the new employer in which the Employee becomes enrolled); and (ii) life insurance coverage at the current benefit level and at the same cost to the Employee as is generally provided to active employees of the Company.

7.

All stock options and other incentive equity granted by Comverse Technology, Inc. (“CMVT”) and set forth on Appendix B attached hereto (does not include the Expiring Options) to the Employee will continue to vest in accordance with the terms of the respective underlying option plans or grant agreements until the Termination Date. Any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, such outstanding equity incentive awards shall, if not previously accelerated or waived pursuant to the terms of the equity incentive award, be automatically accelerated or waived effective as of the Termination Date. In accordance with the options agreement and the governing option plans with respect to the Employee’s CMVT options, the Employee shall have ninety (90) days from the Termination Date to exercise all of the Employee’s stock options that have vested as of the Termination Date. If, as of the Termination Date or within ninety (90) days after the Termination Date, CMVT provides written notice to the Employee that option exercises can resume (this notice is called the “Option Notice”), the Employee shall have one hundred twenty (120) days after the Termination Date to exercise the Employee’s CMVT options. If, within the ninety (90) day period following the Termination Date, the Option Notice has not been sent by CMVT, the Employee shall have thirty (30) days after the date of the Option Notice to exercise Employee’s CMVT options. In no event shall the extension of the Employee’s stock option exercise period extend beyond 10 years from the original date of grant of the Employee’s stock options. CMVT will send the Option Notice to the Employee at the address it has in its records (or any future address with respect to which you have provided written notice to CMVT) when the prohibition on the exercise of stock options ceases to be in effect. CMVT will provide written notice to ESOP Trust Company of the terms of this Paragraph 7.

8.	On or prior to the Termination Date, the Company will deliver to Employee a final accounting, pursuant to which the Company shall:

8.1	Deliver to the Employee a letter, addressed to Klal insurance company, instructing that all sums accrued in the Employee’s Managers’ Insurance Policy, including all payments and contributions by the Company and the Employee in respect of severance pay accruals and compensatory payments, shall be released to the Employee;

8.2	Deliver to the Employee a letter, addressed to Analyst continuing education fund, instructing that all sums accrued in Employee’s continuing education fund, including all payments and contributions by the Company and Employee in respect of continuing education fund payments, shall be released to Employee;

8.3	The Company shall redeem all vacation days accrued by Employee as of the Termination Date, calculated on the basis of Employee’s base salary (not including fringe benefits and social payments).

9.	All amounts paid and benefits released to the Employee under this Agreement, shall be subject to (i) the Employee signing a Letter of Waiver and Release, in the form attached hereto as Appendix A on the Termination Date, and (ii) the Employee’s satisfaction of all of Employee’s obligations under this Agreement.

10.	The Employee hereby acknowledges, represents and warrants that:

10.1	The Employee has carefully reviewed this Agreement, has obtained the advice of his own independent legal counsel in connection with the negotiation and execution of this Agreement and fully and completely understands all of his rights and obligations under this Agreement and is signing this Agreement of his own free will and without any duress, after having read and fully understood its contents and implications.

10.2	The payment of the amounts and the release of the benefits to the Employee as set forth in this Agreement shall forever release and discharge the Company, and any and all persons and entities directly or indirectly affiliated with the Company, from any and all direct or indirect claims, demands and causes of action of any kind whatsoever arising out of or in connection with the Employment Agreement, this Agreement and otherwise in connection with the Company’s employment of the Employee.

10.3	The Employee does not now have, and will not at any time in the future, make or raise any direct or indirect claim, demand or cause of action of any kind whatsoever against the Company or any and all persons and entities directly or indirectly affiliated with the Company, including, without limitation, any employee, officer, director or other person acting for or on behalf of any of the foregoing.

11.	The Employee hereby acknowledges, agrees and declares, that certain rights and obligations under the Employment Agreement survive termination of his employment with the Company, including, without limitation, Sections 19, 24, 25, 26 and 27 of the Employment Agreement.

12.	The Company shall indemnify the Employee against any third party claims based on actual or alleged good faith actions or omissions performed by the Employee in his capacity as an employee of the Company to the extent permitted under applicable law.

13.	Each of the parties hereby acknowledges, represents and undertakes to keep this Agreement in complete confidence, and not to disclose the existence or the contents of this Agreement to any third party (except legal counsel and/or tax advisors).

14.	For the avoidance of doubt, nothing in this agreement shall prevent the Company from seeking redress from the Employee if the Company (including any affiliate of the Company) suffers material and demonstrable harm as a result of the Employee’s wrongful acts or omissions, including, without limitation, the Employee committing (i) a material violation of applicable law, (ii) willful misconduct or gross negligence, (iii) a material violation of an applicable Company policy or procedure or (iv) fraud, embezzlement, theft or material dishonesty against the Company.

15.	The Company hereby acknowledges, represents and warrants that this Agreement has been and constitutes a legally binding Agreement fully enforceable against the Company in accordance with its terms.

In Witness whereof, the parties have signed this Agreement as of the date first set forth above.

/s/ Yaron Tchwella	/s/ Lance Miyamoto
Employee	Comverse, Inc.
By: DEC 19, 2007
Title: EVP HUMAN RESOURCE

Appendix A - Letter of Waiver and Release

Letter of Waiver and Release

I, Yaron Tchwella (Israel ID Number 56470685), hereby acknowledge, declare and confirm the following:

1.	I am signing this document of my own free will and after being made fully aware of all my rights. I understand that this document is a legally binding document that relates to rights, benefits and payments to which I am entitled under law. Prior to signing this document, I have read it carefully and I have consulted with such experts, including legal counsel, as I have deemed appropriate.

2.	I have received from the company, Comverse Inc. (the “Company”, which term shall include any and all persons and entities directly or indirectly affiliated with Comverse Inc., including without limitation any employee, officer, director or other person acting for or on behalf of any of the foregoing), on or before the date hereof, all that is due to me and everything to which I am entitled from the Company, both in respect of my employment with the Company and in connection with the termination of my employment with the Company, including without limitation, all salary payments, pay in lieu of annual vacation, severance pay, full and regular contributions to my Managers’ Insurance Policy and to my Educational Fund, recreation pay, sick leave pay, tuition fees and any other sums which may be due or otherwise payable to me under applicable law and regulation, by virtue of any agreement or custom or by virtue of any other grounds.

3.	In connection with the termination of my employment with the Company, I have received from the Company additional payments above and beyond those payments to which I am entitled and which are payable to me under applicable law and regulation, by virtue of any agreement or custom or by virtue of any other grounds.

4.	Subject to my rights and the performance of the Company’s obligations to me under the Agreement dated December , 2007 (the “Agreement”), I hereby release the Company from any and all obligations towards me arising out of or in connection with my employment with the Company and/or the termination of my employment with the Company. I represent and warrant that I do not have any claim against or demand upon the Company and neither I, nor any person acting in my name or as my representative shall in the future make any claim against or demand upon the Company arising out of or in connection with any matter related to my employment with the Company or the termination of my employment with the Company.

5.	Subject to my rights and the performance of the Company’s obligations to me under the Agreement, I undertake not to commence, participate in or voluntarily provide assistance in connection with any grievance, action, suit or proceeding against the Company before any court, administrative agency or other tribunal, nor shall I directly or indirectly encourage any other person to engage in any such activities. In the event that I am served with or otherwise receive a summons, subpoena or any other legal notice requiring me to provide assistance in connection with any grievance, action, suit or proceeding against the Company before any court, administrative agency or other tribunal, I shall notify the Company of such service or receipt, by sending a copy of such summons, subpoena or legal notice by hand delivery or by registered mail within 5 (five) days of such service or receipt.

6.	Subject to payment of the amounts set forth in Section 5(d) of the Agreement, I (i) release, acquit and forever discharge the Company and its affiliates, including, without limitation, Comverse Technology, Inc., from any and all past, present and future claims, demands, debts, obligations, payments, liabilities, damages, promises and/or losses of every nature, character and description whether grounded in law or in equity, in contract, tort or otherwise, whether known or not known, arising out of or relating to the Expired Stock Options, (ii) waive any and all rights, claims or cause of action, against the Company or any of its affiliates, including, without limitation, Comverse Technology, Inc., arising out of or relating to the Expiring Options, (iii) agree not to file any action, claim or suit or otherwise initiate any proceeding against the Company or any of its affiliates, including, without limitation, Comverse Technology, Inc., arising out of or relating to the Expiring Options, and (iv) acknowledge that the Expiring Option Payment is being paid to me in reliance on the foregoing releases and waivers.

7.	If I violate the requirements of the restrictive covenants set forth in Section 25 of the Employment Agreement, then in addition to all remedies in law and/or equity available to the Company, I shall forfeit all the cash payments that may have accrued but not been paid under Section 5 the Agreement and I shall immediately pay to the Company an amount in cash equal to any cash payments previously paid to me under Section 5 of the Agreement, without regard to any taxes that may have been deducted from such amount.

8.	I am, and shall continue to be, legally bound by such of the terms and conditions of my Employment Agreement with the Company and the Agreement, which according to their terms survive the termination of my employment with the Company, including without limitation, all of my obligations relating to confidentiality, non-competition and inventions set forth therein.

9.	I am fully aware of all of my rights and I acknowledge, declare, confirm and agree to all that is stated above.

Yaron Tchwella

Date:

APPENDIX B

Deferred Stock Awards

January 26, 2007	-	40,000 DSUs
May 30, 2007	-	41,364 DSUs

Restricted Stock Awards

50,000 shares vested on July 31, 2007

Options

Number of Shares	Exercise Price
10,204	$10.52

3,469		$10.52

150,000		$14.68

20,000	$16.70

50,000	$22.39

50,000	$24.04